Exhibit 99.1

News Release
Sunoco LP Completes the Acquisition of the Convenience Store and Wholesale Fuel Distribution Business from Denny Oil

DALLAS, October 12, 2016 - Sunoco LP (NYSE: SUN) (“Sunoco”) announced today that one of its wholly owned subsidiaries completed the acquisition of the retail convenience store assets and wholesale fuel business from Denny Oil for approximately $53 million. This acquisition includes six company-operated locations and wholesale fuel supply contracts for a network of approximately 120 independent dealer-owned and dealer-operated locations and a commercial fuels business in the Eastern Texas and Louisiana markets. The business distributes approximately 90 million gallons of retail and wholesale fuel annually. This acquisition strengthens, and in some cases establishes, Sunoco's existing convenience store and wholesale fuel distribution business in East Texas and Louisiana. This transaction was funded using amounts available under Sunoco's revolving credit facility and is expected to be immediately accretive to Sunoco with respect to distributable cash flow.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,340 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,900 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights.

Cautionary Statement Relevant to Forward-Looking Information
This press release includes forward-looking statements regarding future events. These forward-looking statements are based on Sunoco’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. For a further discussion of these risks and uncertainties, please refer to the “Risk Factors” section of Sunoco’s most recently filed annual report on Form 10-K and in other filings made by Sunoco with the Securities and Exchange Commission. While Sunoco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available.

Investor Contacts
Scott Grischow
Senior Director - Investor Relations and Treasury
(469) 646-1188, scott.grischow@sunoco.com

Patrick Graham
Senior Analyst - Investor Relations and Finance
(469) 646-1328, patrick.graham@sunoco.com

Media Contact
Jeff Shields
Communications Manager
(215) 977-6056, jeff.shields@sunoco.com

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